                      SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                                    FORM 8-K

                                 Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 1995

                            Matewan BancShares, Inc.
                            ------------------------
             (Exact name of registrant as specified in its charter)


Delaware               33-17172       55-0639363
------------------     --------       ----------
(State or other      (Commission    (IRS Employer
 jurisdiction of     File Number)   Identification
 incorporation)                     Number)

P.O Box 100, 2nd Avenue and Vinson Street, Williamson, WV 25661
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(Address of Principal Executive Offices)                  (Zip
                                                          Code)

Registrant's telephone number, including area code (304)235-1544
                                                   -------------
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Item 2. Acquisition or Disposition of Assets

On September 28, 1995, Matewan BancShares, Inc. (the "Company") entered into a Definitive Agreement with Banc One Corporation and Banc One Kentucky Corporation under which the Company agrees to purchase from Banc One Kentucky Corporation one hundred percent (100%) of the voting stock of the Bank One, Pikeville N.A., subject to the appropriate regulatory approvals. Bank One, Pikeville N.A. as of September 30, 1995, had total assets in excess of $220 million and deposits in excess of $181 million. The transaction is expected to close in the first quarter of 1996 with a purchase price of $28.6 million. The Company intends to fund approximately $15 million of this acquisition through the issuance of preferred stock, with the remainder provided through a combination of debt and dividends from its subsidiaries.

Item 7. Financial Statements and Exhibits

(a) Annual Audited Financial Statements for the acquired entity are not available at the time of this filing and therefore their inclusion is impractical for this filing. The Company will file a Form 8 disclosing required financial statements as soon as practical, but in no event later than 60 days from the date of this filing.

(b) Pro Forma Financial Information and Financial Statements are not available at the time of this filing and therefore their inclusion is impractical for this filing. The Company will file a Form 8 disclosing required pro forma financial information and financial statements as soon as practical, but in no event later than 60 days from the date of this filing.

(c) Not available per (a) and (b) above.
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   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      MATEWAN BANCSHARES, INC.





                                      By:/s/Dan R. Moore
                                         ------------------------
                                        Dan R. Moore, President
                                      Dated: October 13, 1995